                                                                     EXHIBIT 9.4

                              DECLARATION OF TRUST

To:   Shanghai Alliance Investment Limited of No 19 Gaoyou Road, Shanghai, China

Date:             2004

1 We, China Netcom Group Corporation (BVI) Limited of P.O. Box 3140, Wickhams Cay I, Road Town, Tortola, British Virgin Islands, hereby declare that the shares specified in the Schedule hereto (the "RELEVANT SHARES") are now and have at all times since the Relevant Shares became registered in our name been held in trust for you absolutely.

2     We hereby undertake:

2.1 to account to you for all distributions or dividends whether in the form of cash, stock, in specie or otherwise, or other moneys paid to us on or in respect of the Relevant Shares;

2.2 subject to the terms of the Trust Arrangement Deed In Respect Of Shares In China Netcom Group Corporation (Hong Kong) Limited among Shandong Provincial State-owned Assets Supervision and Administration Commission, China Network Communications Group Corporation and ourselves, to transfer or otherwise deal with the Relevant Shares as you may from time to time direct in writing;

2.3 to exercise the voting powers and other rights in respect of the Relevant Shares in such manner as you shall from time to time direct in writing; and

2.4 to sign or execute such documents or instruments as may be necessary for the purposes of this Paragraph 2.

3 In consideration of us holding the Relevant Shares in trust for you and our undertakings as set out in Paragraph 2 above, you agree to hold us harmless for any costs, expenses and liabilities incurred or arisen in connection with the holding of the Relevant Shares in trust for you or any of our acts performed under or pursuant to this Declaration.

4 This Declaration shall be governed by and construed in accordance with the laws of Hong Kong Special Administrative Region.

References herein to the Relevant Shares shall where the subject or context permits or requires include references to any of the Relevant Shares.

IN WITNESS whereof these presents have been executed as a Deed by us on the date mentioned in the above.

THE COMMON SEAL of CHINA NETCOM
GROUP CORPORATION (BVI) LIMITED was  }
hereunto affixed in the presence of:

Director

Director/Secretary

                                            Agreed and accepted by:
                                            SHANGHAI ALLIANCE INVESTMENT LIMITED

                                            ____________________________________
                                            Name:
                                            Title:
                                            Date:

                                    SCHEDULE

                               THE RELEVANT SHARES

NAME OF COMPANY                                             PARTICULARS OF SHARES
China Netcom Group Corporation (Hong Kong) Limited          37,822,125 ordinary shares of par value US$0.04
                                                            each, credited as fully paid-up, irrespective
                                                            of whether such ordinary shares are issued and
                                                            allotted before, at or after the initial public
                                                            offering of China Netcom Group Corporation
                                                            (Hong Kong) Limited

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